Exhibit 10.2

SAGE Therapeutics, Inc.

Amended and Restated Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Sage Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company.  In furtherance of this purpose, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership:  $45,000 for general availability and participation in meetings and conference calls of our Board of Directors (the “Board”).  No additional compensation for attending individual Board meetings.

Additional Annual Retainer for Non-Executive Chairman of the Board:             $40,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:$20,000

Audit Committee member:$10,000

Compensation Committee Chairperson:$15,000

Compensation Committee member:$7,500

Nominating and Corporate Governance Committee Chairperson:$10,000

Nominating and Corporate Governance Committee member:$5,000

No additional compensation for attending individual committee meetings.

All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director.  Cash retainers owing to non-employee directors shall be annualized, meaning that, with respect to non-employee directors who join the Board during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.

Equity Retainers

Initial Equity Grant: One-time option grant to each new non-employee director upon his/her election to the Board after the Effective Date to purchase 20,000 shares (approximately 0.04% of

ACTIVE/72238366.2

the fully-diluted shares outstanding) of the Company’s common stock, par value $0.0001 per share (“Common Stock”).  Such initial equity grant shall vest in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on the Board.

On the date of each Annual Meeting of Stockholders:  Annual option grant to each non-employee director serving on the Board immediately following the Company’s annual meeting of stockholders to purchase 10,000 shares of Common Stock.  Such annual equity grant shall vest on the earlier of the one-year anniversary of the grant date or the day prior to the Company’s next annual meeting of stockholders, subject to the director’s continued service on the Board.

All of the foregoing option grants will become immediately exercisable upon the death or disability of a director or upon a change in control of the Company.  In addition, the form of option agreement will give directors up to six months following cessation of service as a director to exercise the options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause.

All of the foregoing option grants will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

ADOPTED: April 30, 2014

EFFECTIVE: July 17, 2014

AMENDED: March 5, 2015

AMENDED: December 15, 2016

AMENDED: September 19, 2017

AMENDED: March 30, 2018